Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHANGE HEALTHCARE INC.

The present name of the corporation is Change Healthcare Inc. (the “Corporation”). The Corporation was incorporated under the name “HCIT Holdings Inc.” by the filing of its original certificate of incorporation (as amended, the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on June 22, 2016. This Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended from time to time, the “Restated Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended, restated and integrated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Change Healthcare Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation has authority to issue is 9,900,000,001, which shall be divided into three classes as follows: (i) 9,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”); (ii) one (1) share of Class X stock, par value $0.001 per share (the “Class X Stock”); and (iii) 900,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The number of authorized shares of Preferred Stock or Common Stock or any other series or class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) (provided that any increase or decrease in the number of authorized shares of Class X Stock shall require the approval of MCK), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless otherwise required by this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Upon this Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of Common Stock of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time will be reclassified into [            ] issued, fully paid and nonassessable shares of Common Stock, without any action required on the part of the Corporation or the holders of such Common Stock. No fractional shares of Common Stock will be issued in connection with the reclassification of shares of Common Stock provided herein. In lieu of fractional shares, holders of such Common Stock will receive a cash payment equal to the fair value of such fractional shares, as determined in good faith by the Board of Directors. From and after the Effective Time, stock certificates representing shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time, if any, shall be deemed to represent the number of whole shares of Common Stock into which such shares of Common Stock shall have been reclassified pursuant to this Restated Certificate of Incorporation until such certificates shall be surrendered to the Corporation for transfer or exchange.

A.	Preferred Stock

1.

Series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (subject to any separate vote or consent of the holders of one or more classes or series of stock of the Corporation otherwise required under this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock)), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

2.

Voting Rights. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

B.	Common Stock

1.

Voting Rights. Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally or holders of Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

2.

Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock of the Corporation having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, such dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

3.

Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holder of the share of Class X Stock and the holders of any outstanding series of Preferred Stock or any class or series of stock of the Corporation having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

4.	No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

C.	Class X Stock

1.

Voting Rights. The share of Class X Stock shall have no voting rights, except as expressly provided in this Article IV(C) or required by applicable law. In addition to any vote required by applicable law or this Restated Certificate of Incorporation, during any period of time that the share of Class X Stock is outstanding and prior to the Class X Termination Time (as defined below), the Corporation shall not take any of the following actions (including by merger, consolidation or otherwise) without the prior approval of the holder of the share of Class X Stock, voting as a separate class: (i) any amendment, alteration or repeal of this Restated Certificate of Incorporation; (ii) the authorization or issuance of any class or series of capital stock of the Corporation other than Common Stock; (iii) any action or transaction (other than the election or removal of directors) that requires for its authorization the approval or adoption of the stockholders of the Corporation under the DGCL; or (iv) any action (including the adoption of any stockholder rights plan, poison pill or similar document or entry into any agreement of merger or consolidation) that could materially prevent, impede, hinder or delay the consummation of the Merger (as defined below) prior to the Class X Termination Time.

2.	Dividends. No dividends shall be payable in respect of the share of Class X Stock.

3.

Dissolution, Liquidation or Winding Up. In the event of a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holder of the share of Class X Stock shall be entitled to receive, ratably, on a per share basis, before any payment or distribution shall be made to the Common Stock or on any other class or series of stock of the Corporation ranking junior to the Class X Stock as to payments upon liquidation, dissolution or winding up, the amount of $1.00, and no more.

4.

Redemption. Upon the earliest to occur of (x) the consummation of the Merger or (y) the expiration of the MCK Exit Window (as defined in the LLC Agreement (as defined below)) (such date, the “Class X Termination Time”), the share of Class X Stock, if outstanding, shall be automatically redeemed for a cash amount equal to $1.00, but only to the extent redemption is permitted by applicable law. Upon such redemption, the share of Class X Stock shall be automatically retired and cancelled and may not be reissued.

5.

Board of Directors. At any time when the share of Class X Stock is outstanding and prior to the Class X Termination Time, the holder of the share of Class X Stock shall be entitled to elect one director to the Board of Directors (the “Class X Director” or “Class X Directorship” as applicable). A Class X Director shall serve for a term expiring upon the earlier of (x) the next annual meeting of stockholders of the Corporation following the Class X Director’s election or (y) the Class X Termination Time. Upon the Class X Termination Time, the Class X Director shall cease to qualify as the Class X Director and shall cease to be a director of the Corporation. The Class X Director may be removed without cause by (and only by), and any vacancy in the Class X Directorship (occurring for any reason) may be filled by (and only by), the holder of the share of Class X Stock. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, any action required or permitted to be taken by the holder of the share of Class X Stock at a meeting of the stockholders may be taken by written consent in lieu of a stockholder meeting. The bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) shall not impose any qualification on the eligibility of a nominee of the holder of the share of Class X Stock for election as a Class X Director, and no provision of the Bylaws shall require that advance notice of a nominee for election of a Class X Director be provided to the Corporation.

6.	Special Matters. During any period of time that the share of Class X Stock is outstanding and prior to the Class X Termination Time:

(i)

on each Special Matter (as defined below) proposed to be approved, adopted or authorized by the Board of Directors, the Class X Director shall be entitled to cast a number of votes equal to the sum of the total number of authorized directorships then comprising the Board of Directors plus one vote; provided that, with respect to any Special Matter, the Class X Director may elect, in (and only in) a writing delivered to the Secretary of the Corporation in advance of the vote taken thereon at a duly called and convened meeting of the Board of Directors, to cast only one vote on such Special Matter (a “Low Vote Notice”);

(ii)	all of the directors other than the Class X Director shall be entitled to cast one vote on each Special Matter;

(iii)

(a) the director or directors possessing a majority of the total voting power of the total number of authorized directorships then comprising the Board of Directors (taking into account whether the Class X Director has delivered a Low Vote Notice prior to such meeting) shall be required for a quorum to be present in order for the Board of Directors to vote upon a Special Matter; (b) the affirmative vote of directors possessing a majority of the total voting power of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors with respect to any Special Matter; and (c) no other quorum or voting requirement for action by the Board of Directors (whether set forth in this Restated Certificate of Incorporation or the Bylaws) shall apply or have any effect with respect to the approval, adoption or authorization of a Special Matter;

(iv)

the Board of Directors shall not delegate its authority to take action on a Special Matter to any committee of the Board of Directors (or subcommittee of a committee or any other person or body) except to the extent such delegation is approved by the Class X Director; and

(v)

the Class X Director may call a special meeting of the Board of Directors, on 24 hours’ notice (including by electronic transmission) to consider a Special Matter and any Special Matter proposed by the Class X Director shall be submitted for action by the Board of Directors.

D.	Certain Definitions. For purposes of this Article IV, references to:

1.

“Merger” means the merger contemplated by the Agreement and Plan of Merger, among the Corporation, McKesson Corporation (“MCK”) and PF2 SpinCo LLC dated December 20, 2016, as amended, restated, replaced or supplemented from time to time (the “Merger Agreement”) and/or the limited liability company agreement of Change Healthcare LLC (f/k/a PF2 NewCo LLC), a Delaware limited liability company, dated as of March 1, 2017, as the same may be amended, restated, replaced or supplemented from time to time (the “LLC Agreement”).

2.	“Special Matter” means:

(i)

any adoption, entry into or consummation of (and any amendment, alteration or termination of) any agreement of merger or consolidation to which the Corporation and PF2 SpinCo, LLC (or any other subsidiary of MCK) are parties or constituent entities (including the Merger Agreement), the terms and conditions of which are substantially the same as set forth in the Merger Agreement;

(ii)

any action to cause the Corporation to perform (or fail to perform) its obligations under the terms of any such agreement of merger or consolidation or to cause the Corporation to effect such merger or consolidation in each case, as described in clause (i) of this paragraph; and

(iii)

any action including the adoption of any stockholder rights plan, poison pill or similar document or the entry into any other agreement of merger or consolidation to which the Corporation is a party or a constituent entity, proposed to be approved, adopted or authorized by one or more members of the Board of Directors other than the Class X Director and that could materially prevent, impede, hinder or delay the consummation of the Merger.

ARTICLE V

AMENDMENT OF THE BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when the Sponsors (as defined below) beneficially own, in the aggregate, less than 30% in voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 80% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Number of Directors. Except as otherwise provided in this Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock and the rights of the holder of Class X Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors and subject to the applicable requirements of the Stockholders Agreement, dated March 1, 2017 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among (i) the Corporation, (ii) certain affiliates of The Blackstone Group L.P. (such affiliates and The Blackstone Group L.P., and their respective successors and assigns (other than the Corporation and its subsidiaries), collectively, “Blackstone”), (iii) certain affiliates of Hellman & Friedman LLC and their respective successors and assigns (other than the Corporation and its subsidiaries), (together with Blackstone, the “Sponsors”) and (iv) the other stockholders from time to time party thereto, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors.

B. Vacancies and Newly Created Directorships. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, the rights granted pursuant to the Stockholders Agreement and the rights of any holder of Class X Stock, any newly created directorship on the Board of Directors that results from an increase in the total number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than (x) directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be, and (y) the Class X Director, if any), although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that, subject to the rights granted to holders of one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, at any time when the Sponsors beneficially own, in the aggregate, less than 30% in voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than (x) any directors elected by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more other such series, as the case may be, and (y) the Class X Director, if any) (and not by stockholders). Except as otherwise expressly provided in this Restated Certificate of Incorporation, any director elected to fill a vacancy or newly created directorship shall hold office until the next election and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Removal. Any or all of the directors (other than (x) any directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be, and (y) the Class X Director, if any) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.

D. Election of Directors by Written Ballot. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. Preferred Stock Directors. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Restated Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of

Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. Quorum. Notwithstanding anything to the contrary set forth herein, in the Bylaws or otherwise, prior to a Qualified MCK Exit (as defined in the LLC Agreement (as defined in Article IV(D)) and except in the case of a Special Matter for which a Class X Director is entitled to vote, no director who is an employee, affiliate, appointee or nominee of McKesson Corporation shall be counted for purposes of establishing a quorum for purposes of any meeting of the Board of Directors or any committee thereof (or any subcommittee thereof), and shall not be entitled to vote on any matter at any such meeting, unless and until at least one-half of the directors present at such meeting are directors who are not employees, affiliates, appointees or nominees of McKesson Corporation.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation in respect of any act or omission occurring prior to the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

A. Consent of Stockholders in Lieu of Meeting. At any time when the Sponsors beneficially own, in the aggregate, at least 30% of the total voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. At any time when the Sponsors beneficially own, in the aggregate, less than 30% in voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting, unless such action is recommended by all directors then in office; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock and any action required or permitted to be taken by the holder the Class X Stock at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, by written consent of the holder of the Class X Stock.

B. Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, and any rights granted pursuant to the Stockholders Agreement, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors, the Chairman of the Board of Directors or the Class X Director (in the event the share of Class X Stock is outstanding and prior to the Class X Termination Time); provided, however, that at any time when the Sponsors beneficially own, in the aggregate, at least 30% of the total voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board of Directors or the Chairman of the Board of Directors at the request of stockholders that beneficially own, in the aggregate, at least 25% in voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, including Blackstone.

C. Annual Meetings of Stockholders. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. Certain Acknowledgment. In recognition and anticipation that (i) certain current or former directors, principals, officers, employees and/or other representatives of or consultants or advisors to the Sponsors or MCK may serve, whether during or after the period in which the Sponsors own stock of the Corporation, as directors, officers or agents of the Corporation (“Associated Directors”) and (ii) the Sponsors or MCK and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Sponsors, MCK, the Associated Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. Competition and Corporate Opportunities; Renouncement. None of (i) the Sponsors, MCK or any of their respective Affiliates or (ii) any Associated Director (including any Associated Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

C. Allocation of Corporate Opportunities. Notwithstanding the foregoing provision of this Article IX, the Corporation does not renounce its interest in any corporate opportunity offered to any Associated Director (including any Associated Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.

D. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. Certain Definitions.

1.

For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of each of the Sponsors or MCK, any Person that, directly or indirectly, is controlled by such Sponsor or MCK, as the case may be, controls such Sponsor or MCK, as the case may be, or is under common control with such Sponsor or MCK, as the case may be, and shall include any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Associated Director, any Person that, directly or indirectly, is controlled by such Associated Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

2.

For purposes of this Article, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more in voting power of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

F. Notice of this Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A. DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2.

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.

at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.	Certain Definitions. For purposes of this Article X, references to:

1.	“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.

“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.

“Sponsor Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any of the Sponsors or any of their respective successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act shares of stock of the Corporation that result in such person’s beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

4.

“Sponsor Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Sponsor Direct Transferee or any Sponsor Indirect Transferee shares of stock of the Corporation that result in such person’s beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

5.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)

any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary. provided, that the Merger (as defined in the Merger Agreement (as defined in Article IV(D)) shall not be deemed to be a business combination and shall not be subject to this Article X(b).

6.	“control,” including the terms “controlling,” “controlled by” and “under common control with,” shall have the meaning set forth in Article IX(F).

7.

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (a) the Sponsors, any Sponsor Direct Transferee, any Sponsor Indirect Transferee or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)

has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

9.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

10.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.

“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XI

MISCELLANEOUS

A. Severability. If any provision or provisions of this Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

B. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of the Corporation, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL or this Restated Certificate of Incorporation or the Bylaws, or (iv) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI(B). Notwithstanding anything otherwise to the contrary herein, the provisions of this Article XI(B) will not apply to suits brought to enforce a duty or liability created by the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction.

*    *     *

This Restated Certificate of Incorporation shall become effective at [8:00 a.m.] (Eastern Time) on [                ], 201[        ].

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by [                    ], its [                    ] on this [            ] day of [                ], 201[        ].

CHANGE HEALTHCARE INC.

By:
Name:
Title: